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                                                                 EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT


                    AGREEMENT by and between Hilton Hotels Corporation, a Delaware corporation (the "Company"), and Stephen F. Bollenbach (the "Executive"), dated as of the 1st day of February, 1996.

                    WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as President and Chief Executive Officer, and the Executive desires to serve in that capacity;

                    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                    1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the date first above appearing (the "Commencement Date") and ending on the fifth anniversary of the Commencement Date (the "Employment Period").

                    2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall be employed as the President and Chief Executive Officer and commencing with the Company's 1996 annual meeting of shareholders, shall be a member of the Board of Directors of the Company. In such capacity, the Executive shall report to the Board through the Chairman of


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the Board.  During the Employment Period, no executive of the Company other than the Executive shall have a direct reporting relationship with the Chairman of the Board. During the Employment Period, the Executive shall have authority to make all operating decisions, plan the strategic direction of the Company, and hire, promote and terminate employment of all personnel, subject to the direction of the Board. During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer, including, without limitation, authority to expend capital resources of the Company and shall have, subject to the direction of the Board, authority to fill all management positions including, without limitation, the position of Chief Financial Officer, which position shall entitle its holder to an annual base salary of up to approximately $450,000, an annual target incentive bonus in the range of up to 50 to 70 per cent of base salary, and a grant of stock options under the Company's stock incentive plans to purchase up to 50,000 shares of the Company's common stock.

                         (b)  If, during the Employment Period, Barron Hilton
shall cease to serve as Chairman of the Board for any reason, the Executive thereupon shall become Chairman of the Board in addition to President and Chief Executive Officer and shall, as Chairman, report directly to the Board.

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                          (c)  During the Employment Period, and excluding
any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote principal attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees (excluding those which would create a conflict of interest), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                         (d)  The Executive's services shall be performed
primarily at the Company's Headquarters in Beverly Hills, California.

                         (e)  From time to time during the Employment Period,
the Personnel and Compensation Committee of the Company's Board of Directors (the "P&C Committee") shall consider whether, in its good faith judgment, the Executive is

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endowed with authority comparable to that typically granted to chief executive officers of publicly held companies ("Appropriate Authority"). If the P&C Committee shall determine that the Executive does not have Appropriate Authority and such determination is not cured within 90 days after the other members of the Board have received notice of such determination, the Executive may, but need not, terminate his employment with the Company, and such termination shall be a termination for Good Reason for all purposes under this Agreement.

                    3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $540,000, payable in accordance with the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually, with any increase being at the sole discretion of the Board or the P&C Committee. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

                                      -4-

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                         (b)  ANNUAL BONUS.  In addition to the Annual Base
Salary, the Executive shall be eligible to receive, for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") (either pursuant to the Company's annual incentive plan or otherwise) with an annual target award opportunity of up to 100 per cent of Annual Base Salary provided that the Executive shall receive a minimum guaranteed award for 1996 in an amount equal to the remainder of $1,000,000 minus the amount of Annual Base Salary actually paid to the Executive in 1996. Each Annual Bonus shall be paid in a single cash lump sum no later than 90 days after the end of the fiscal year or portion thereof for which the Annual Bonus is awarded, unless the Executive elects in writing, before the beginning of the fiscal year for which the Annual Bonus is to be awarded (or at such later date as may be permitted under the Company's generally applicable policies or procedures), to defer receipt of the Annual Bonus.

                         (c)  OTHER BENEFITS.  During the Employment Period:
(i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company, provided that in determining the Executive's participation in such plans the Incentive Options granted hereunder shall be taken

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into account; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other senior executives of the Company.

                         (d)  EXPENSES.  During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

                         (e)  FRINGE BENEFITS.  During the Employment Period,
the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company as in effect at the time with respect to other senior executives of the Company, including, without limitation, the use of an automobile and payment of related expenses; reasonable travel on

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the Company's aircraft; and first-class travel accommodations on all commercial carriers for travel related to the business of the Company.

                         (f)  OFFICE AND SUPPORT STAFF.  During the
Employment Period, the Executive shall be entitled to the office at the Company's Beverly Hills Headquarters last occupied by Mr. Raymond C. Avansino, Jr. during Mr. Avansino's tenure as President and Chief Operating Officer of the Company, and to secretarial and other assistance, at least equal to the most favorable of such as provided with respect to other senior executives of the Company. Without limiting the generality of the foregoing, the Executive shall at all times have a personal secretary and a personal assistant.

                         (g)  VACATION.  During the Employment Period, the
Executive shall be entitled to four weeks of paid vacation annually.

                         (h)  STOCK OPTIONS:  (i)  The Executive was granted
non-statutory stock options under the Company's 1996 Chief Executive Stock Incentive Plan (the "Stock Plan") covering 1,500,000 shares of the Company's common stock with an exercise price equal to $74.6875 per share (the "Incentive Options"). The Company shall register with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the shares issuable upon the exercise of the

                                      -7-

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Incentive Options not later than January 1, 1997.  No Incentive Option shall be exercisable more than 5 years after the date the Incentive Option is granted. The Incentive Options shall vest and become exercisable according to the following schedule:

                         (1)  25%:  on January 1, 1997.
                         (2)  50%:  on January 1, 1998.
                         (3)  75%:  on January 1, 1999.
                         (4) 100%: on January 1, 2000, or upon a Change of Control or a Qualified Transaction (each as defined below) or upon the occurrence of any of the following events (each of (A), (B) and (C) below a "Triggering Event"):
                              (A) termination of the Executive's employment by the Company other than for Cause;
                              (B) termination of the Executive's employment because of death or Disability; or
                              (C) termination of employment by the Executive for Good Reason (as defined below).

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                         (ii)  In the event of the Executive's termination of
employment for any reason prior to the fifth anniversary of the Commencement Date, any portion of the Incentive Options that have become vested on or before the date of such termination (including without limitation, any portion that becomes exercisable due to such termination) shall remain exercisable until the earlier to occur of (x) the first anniversary of such date of termination or (y) the fifth anniversary of the Commencement Date. Notwithstanding the foregoing, in the event that the Executive receives the Substitute Payment, the Incentive Option shall cease to be exercisable at the end of the fifth trading day after the Executive receives the Substitute Payment.

                         (iii)  Notwithstanding the foregoing, the Incentive
Options shall terminate if the Plan is not approved by a majority of the shares of common stock of the Company voting at its annual meeting scheduled to be held on May 6, 1996. The Company will use its reasonable best efforts to secure such shareholder approval. If such approval is not obtained and unless the Company elects to implement a similar award without obtaining such approval, this Agreement and the Executive's employment with the Company shall terminate immediately, the Company shall pay to the Executive $10,000,000, and the Company thereafter shall have no further

                                      -9-

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obligations under this Agreement and the Executive's sole obligations shall be those set forth in Section 9 hereof.

                    (i) SUBSTITUTE PAYMENT. (1) Notwithstanding any other provision hereof, upon the earlier to occur of:

                         (A) a Triggering Event; or


                         (B) a termination of employment by the Executive without Good Reason on or after the third anniversary of the Commencement Date,


the Executive shall be entitled to receive a payment (the "Substitute Payment") not to exceed $20,000,000, equal to the excess, if any, of (x) $20,000,000 over
(y) the sum of A plus B, where



                          "A" equals the product of (i) the excess of the Fair Market Value of the Company's Common Stock on the date the Executive becomes entitled to receive the Substitute Payment over the Fair Market Value of the Company's Common Stock on the Commencement Date times (ii) 1,500,000 less the sum of (x) the number of shares of Company common stock acquired upon exercise and disposal of which are referred to in clause (i) of B below, (y) the number of shares of Company common stock acquired upon exercise and referred to in clause (ii) of B below and (z) the number of shares of the Company's Common Stock subject to the Incentive Option that are not vested following the event giving rise to the right to the Substitute Payment; and

                          "B" equals the sum of (i) the aggregate gain, if any, realized by the Executive on the disposition prior to the date the Executive becomes entitled to receive the Substitute Payment of shares of the Company's Common Stock acquired via exercise of Incentive Options, and (ii) the excess, if any, of the Fair Market Value of any shares of the Company's common stock held by the Executive on the date

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                          the Executive becomes entitled to the Substitute
                          Payment acquired via the exercise of Incentive Options, over the price paid for those shares.

                         (2)  The Executive may elect to receive the
Substitute Payment either in cash or the Company's common stock based on the Fair Market Value of such stock on the date the Executive becomes entitled to receive the Substitute Payment, provided, however, that the Company shall have the right to require that the Substitute Payment be made in shares of the Company's common stock if, in the opinion of the Company's accountants, payment of the Substitute Payment in cash would make any transaction ineligible for pooling of interests accounting under APB No. 16 that but for payment of the Substitute Payment in cash would otherwise be eligible for such accounting treatment. The Company shall register any shares issuable in respect of the Substitute Payment with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                         (3)  The Executive may assign the right to receive
the Substitute Payment to a family partnership designated by the Executive.

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                         (4)  If the Executive becomes entitled to receive
the Substitute Payment because the Executive's employment terminates because of death or Disability, then subparagraphs (1), (2) and (3), above, shall apply with "the Executive or his estate or legal representative" substituted for "the Executive" and "$10,000,000" substituted for "$20,000,000."

                    (j) LOAN. On the Commencement Date, the Company will lend the Executive $5,000,000 (the "Loan"). The Loan will be full recourse and will be due and payable on the earlier of (x) January 1, 2000, and (y) the termination of the Executive's employment, and will bear interest, compounded semi-annually, at 100 per cent of the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended. The Loan shall be prepayable by the Executive at any time without penalty. The Loan will be secured by a security interest which the Executive will grant the Company in (i) the net number of shares of the Company's common stock (after the payment of any associated tax liability) acquired by the Executive via exercise of Incentive Options, (ii) the Substitute Payment and (iii) the payment, if any, referred to in Section 3(h)(iii), provided that the Company shall release such security interest from any shares as to which the Executive gives the Company notice of his intent sell, so long as the

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Executive makes arrangements reasonably satisfactory to the Company to apply the net after tax proceeds of such sale to repay such Loan. The Company, in lieu of receiving the security interest described in the preceding sentence, may elect to withhold a portion of the Substitute Payment equal to the total outstanding amount due under the Loan as of the date the Executive becomes entitled to receive the Substitute Payment, such withheld amount, if any, to be in full satisfaction of the Executive's repayment obligations under the terms of the Loan.

                    4.  CERTAIN DEFINITIONS.  For purposes of this Agreement:
                    (a) "Change of Control" shall have the meaning assigned thereto in the Stock Plan.

                    (b) A "Qualified Transaction" means a disposition (whether by sale, spin-off, merger or otherwise) of substantially all of the assets comprising either the Company's hotel business or the Company's gaming business occuring (i) on or before June 30, 1998 or (ii) on or before December 31, 1998, pursuant to a binding written contract entered into on or before June 30, 1998.

                    5. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment

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Period.  The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

                    (b) BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                    A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

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                    B.   illegal conduct or gross misconduct by the
               Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; or

                    C. a breach of the covanants or representations contained in Section 9.

                    (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting. The "Special Board Meeting" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than five and not more than fifteen business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of

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Termination for Cause, and such conduct constitutes Cause under this
Agreement.

                    (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                    A. the assignment to the Executive of any duties inconsistent in any material respect with paragraph (a) or, if applicable, (b) of Section 2 of this Agreement, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities, other than an action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                    B. any material failure by the Company to comply with any provision of Section 3 of this Agreement, other than a failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                    C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (d) of Section 2 of this Agreement, other than normal business travel;

                    D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

                    E.  any failure by the Company to comply with paragraph
               (c) of Section 10 of this Agreement.

                    (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written

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notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

                    (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 10 business days' advance written notice of the termination.

                    (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.

                    6. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) BY THE COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY OR BY THE EXECUTIVE FOR GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability or by reason of the Executive's death, or the

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Executive terminates employment for Good Reason, the Company, in addition to fulfilling its obligations under Section 3 hereof, shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid, (2) an amount representing the Annual Bonus for the year of termination based on target, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Annual Bonus Amount");
(3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Annual Bonuses and vacation pay.

                    (b) DEATH OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company, in addition to fulfilling its obligations under
Section 3 hereof, shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement.

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                    (c)  CAUSE; OTHER THAN FOR GOOD REASON.  If the
Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination, the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the amount of any earned but unpaid Annual Bonuses and vacation pay, and the Company shall have no further obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement.

                    7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 11, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive

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under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

                    8. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

                    9. CONFIDENTIAL INFORMATION; NONSOLICITATION; LICENSING; NO CONFLICT. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 9) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's

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employment with the Company, except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall an asserted violation of the provisions of this paragraph (a) of Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                    (b) The Executive agrees that he will not, for a period of two years after the expiration or termination of the Executive's employment with the Company, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries.

                    (c) The Executive represents that he was previously licensed by the gaming authorities in Nevada and New Jersey and knows of no reason why a license necessary for him to perform his duties hereunder would not be granted to or maintained by him by those or similar authorities in the future.

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                    (d)  Executive represents to the Company that neither his
commencement of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

                    10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                    (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

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                    11.  ARBITRATION.  The Company and the Executive mutually
consent to the resolution by arbitration of all claims or controversies arising out of Executive's employment (or its termination) that the Company may have against Executive or that Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such. The Company and the Executive shall equally share the fees and costs of the arbitrator, and each party shall bear its own costs in connection with any arbitration, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees incurred in connection with such arbitration.

                    12. LEGAL FEES. The Company agrees to pay all legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement, up to a maximum of $15,000.

                    13. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except

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by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                    (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    IF TO THE EXECUTIVE:

                    c/o Debevoise & Plimpton
                    875 Third Avenue
                    New York, NY 10022

                    Attention:  Lawrence Cagney



                    IF TO THE COMPANY:

                    9336 Civic Center Drive
                    Beverly Hills, CA 90210


                    Attention:  General Counsel


or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Notices and communications shall be effective when actually received by the addressee.

                    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If

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

any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                    (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                    (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                    (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

                    (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

                    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                              -------------------------
                                Stephen F. Bollenbach



                              HILTON HOTELS CORPORATION


                              By
                                -----------------------